Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

1)             Registration Statement (Form S-3 No. 333-219567) of Nabriva Therapeutics plc,

2)             Registration Statement (Form S-3 No. 333-223739) of Nabriva Therapeutics plc,

3)             Registration Statement (Form S-8 No. 333-208097) pertaining to the Stock Option Plan 2007 and Stock Option Plan 2015 of Nabriva Therapeutics plc, and

4)             Registration Statement (Form S-8 No. 333-222003) pertaining to the 2017 Share Incentive Plan of Nabriva Therapeutics plc

of our report dated May 18, 2018, with respect to the financial statements of Zavante Therapeutics, Inc., included in this Current Report on Form 8-K of Nabriva Therapeutics plc dated July 25, 2018.

/s/ Ernst & Young LLP

San Diego, California
July 24, 2018